Exhibit 10.20

CONFIDENTIAL SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is between Louis Alterman (“Employee” or “You”) and Rackspace US, Inc. (“Rackspace” or the “Company”).

1. End of Employment. Your Employment End Date is August 30, 2019. Except as otherwise specified in this Agreement (including Exhibit A to this Agreement), your termination shall be deemed a termination by the Company without Cause.

2. Severance Payments.

a. Severance Amount. Rackspace will pay you Nine Hundred Sixty Two Thousand Five Hundred Dollars ($962,500), less applicable withholdings and other ordinary payroll deductions (the “Severance Amount”). This Severance Amount does not include any unpaid wages or earned commissions, or the other payments outlined below, which will be paid separately. The Severance Amount will be paid in 24 equal, biweekly installments, beginning on the first Company payroll date that is at least 60 days after the Employment End Date These installment payments will continue until all payments have been made unless you are in breach of or do not comply with any of the restrictive covenants set forth in sections 8, 9 and 10, as determined by the Company.

b. Bonus for 2019. Rackspace will pay you a 2019 annual corporate bonus, less applicable withholdings and other ordinary payroll deductions pursuant to the terms of the Corporate Bonus Plan. The payment amount will be equal to the annual performance bonus that you otherwise would have been entitled to receive if you had been employed by the Company for the full year 2019 and if you had been employed at the ordinary time of the payout for the 2019 corporate bonus in 2020 (the “Bonus Payment”). This Bonus Payment will be paid in a lump sum no later than March 15, 2020 when bonuses for 2019 are paid to other similarly situated employees.

c. Pro-rata Retention Bonus Amount. Rackspace will pay you Two Hundred Sixteen Thousand Three Hundred Sixty-Three Dollars ($216,363.64) as a pro-rata portion of the retention bonus outlined in the letter dated February 7, 2019. The pro-rata retention bonus amount will be paid in a lump sum, less applicable withholdings and other ordinary payroll deductions, on the second payroll date after the Effective Date of this Agreement.

d. Equity. The Company agrees to modify the terms of your equity agreements as set forth in that certain letter agreement attached hereto as Exhibit A and to be executed by the parties on the Effective Date (as defined below).

3. No Other Payments. After the Company pays you the amounts outlined in this Agreement, Rackspace is not obligated to make any additional severance, bonus or wage-related payments to you in any amount or for any purpose.

4.Release. In exchange for the promises in this Agreement, you agree to irrevocably and unconditionally release all Claims you may now have or that you could have asserted against the Released Parties as set forth in this section. The “Released Parties” are Rackspace US, Inc.,

Rackspace Hosting, Inc., Datapipe, Inc. and all of their respective affiliates, subsidiaries, related companies, partnerships, or joint ventures, and, with respect to each of them, their predecessors and successors; and with respect to each entity, all of its past and present employees, officers, directors, fiduciaries, agents, administrators, stockholders, owners, investors, and representatives, assigns, attorneys, agents, both in their individual and corporate capacities, and any other persons acting by, through, under or in concert with any of the persons or entities listed in this subsection.

You understand and agree that you are waiving and releasing all claims against the Released Parties, of any known and unknown claims, promises, causes of action, including but not limited to breach of contract, conversion, invasion of privacy, intentional infliction of emotional distress, promissory estoppel, equitable estoppel, assault, battery, defamation, disparagement, negligence, fraud, torts, and any and all similar rights of any type (“Released Claims” or “Claim(s)”) that you may have against any Released Party. You further understand that the Claims that you are releasing may arise under many different laws (including statutes, regulations, other administrative guidance, and common law doctrines), including, but not limited to: the Age Discrimination in Employment Act; the Older Workers Benefit Protection Act; Title VII of the Civil Rights Act; Section 1981 of the Civil Rights Act; Executive Order 11246; the Equal Pay Act; Lilly Ledbetter Fair Pay Act; the Americans with Disabilities Act, as amended, Section 503 and 504 of the Rehabilitation Act; the Genetic Information Nondiscrimination Act; the Texas Workers’ Compensation Act; Chapter 21 of the Texas Labor Code; the WARN Act; the Employee Retirement Income Security Act; the Fair Labor Standards Act; the National Labor Relations Act; the Family and Medical Leave Act; the Uniformed Services Employment and Reemployment Rights Act; the Defend Trade Secrets Act; any federal, state, or local laws restricting an employer’s right to terminate employees, or otherwise regulating employment; any federal, state, or local law enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith; Claims for physical or personal injury (including, but not limited to, Claims based on the negligence of the Released Parties), wrongful discharge, intentional infliction of emotional distress, fraud, fraud in the inducement, negligent misrepresentation, negligent infliction of emotional distress, defamation, invasion of privacy, conversion, theft, interference with contract or with prospective economic advantage, negligent investigation, claims for wages, severance, bonus, salary, commission and/or benefits, breach of express or implied contract, and breach of covenants of good faith and fair dealing, and similar or related Claims.

PLEASE NOTE THAT THIS RELEASE INCLUDES A RELEASE OF CLAIMS FOR NEGLIGENCE AND GROSS NEGLIGENCE. THIS DOCUMENT IS INTENDED TO BE A COMPLETE RELEASE OF ALL CLAIMS.

You understand that you are releasing Claims that you may not know about. You affirm that this is your knowing and voluntary intent, even though you recognize that someday you might learn that some of all of the facts you currently believe to be true are untrue, and even though you might then regret having signed this Release. Nevertheless, you are assuming that risk, and you agree that this Release will remain effective in all respects in any such case. You expressly waive all rights you might have under any law that is intended to protect you from waiving unknown Claims. You understand the significance of doing so.

Right to File Charge. Nothing in this Agreement should be construed as precluding or preventing you from filing a charge with any governmental agency or assisting any governmental agency in the investigation into any allegations of discrimination or retaliation against the Company.

Future Claims; Counsel. This Agreement does not release any claims or causes of action that accrue or arise after the date you sign this Agreement. You are advised to review this Agreement with an attorney, at your expense, concerning its effect prior to signing it.

5. Confidential Information, Company Property.

a. You will not, directly or indirectly, for your own benefit or for the benefit of another, reveal, use or disclose to any other person, firm, corporation, or other party or make, directly or indirectly, any commercial or other use of any information not publicly known about Rackspace or its prospects, services, suppliers, products, customers, finances, data processing, purchasing, accounting or marketing systems, whether current or in development such information being privileged, confidential business and/or trade secret information of Rackspace(“Confidential Information”).

b. As a result of your employment by Rackspace, you may have had access to, or knowledge of, confidential business information or trade secrets of third parties. You also agree to preserve and protect the confidentiality of such third-party confidential information and trade secrets to the same extent, and on the same basis, as the privileged confidential business and/or trade secret information of Rackspace.

c. All written materials, records, and other documents made by, or coming into the possession of, you during the period of your employment by Rackspace which contain or disclose privileged, confidential business and/or trade secret information will be and remain the property of Rackspace. Upon termination of your employment with Rackspace, you will promptly deliver the same, and all copies thereof, to Rackspace.

d. On or before the Employment End Date, you will return to Company all property belonging to Company that you possess or possessed but provided to a third party, including but not limited to, all equipment or other materials and all originals and copies of Company documents, files, memoranda, notes, computer-readable information (maintained on a removable drive, home computer, or in any other form) and video or tape recordings of any kind other than personal materials relating solely to you. You warrant and represent that you have not retained, distributed or caused to be distributed, and will not retain, distribute or cause to be distributed, any original or duplicates of any such Company property specified in this section.

6. Cooperation. You agree to cooperate with the Company and its designated attorneys, representatives and agents in connection with the transition of your duties, any actual or threatened judicial, administrative, or other legal or equitable proceeding in which Company is or may become involved. Upon reasonable notice, you agree to meet with and provide Company and its designated attorneys, representatives or agents all information and knowledge you may have relating to the subject matter of any such proceeding. Rackspace agrees to reimburse you for any reasonable pre-approved out of pocket expenses incurred by you as a result of your cooperation.

7. Non-Disparagement. You will not, directly or indirectly, make false, misleading or disparaging statements or representations, or statements or representations that could be interpreted as such, whether written or oral, regarding Rackspace, including statements or representations regarding its products, services, management, employees and customers. However, this prohibition should not be construed as preventing you from complying with any legal subpoena or communicating with any governmental agency when required by law.

8. Non-Solicitation of Company Employees. To further preserve the Confidential Information, for twelve (12) months after employment ends, you will not, directly or indirectly, (i) hire or engage any current employee of Company, including anyone employed by or providing services to Company within the 6-month period preceding your last day of employment or engagement; (ii) solicit or encourage any employee to terminate employment or services with Company; or (iii) solicit or encourage any employee to accept employment with or provide services to you or any business associated with you.

9. Non-Solicitation of Customers and Suppliers. To further preserve the Confidential Information, for twelve (12) months after employment ends, you agree not to directly or indirectly, on your own behalf or on behalf of any other person or entity, recruit or otherwise solicit or induce any customer or supplier of the Company to terminate its employment or arrangement with the Company, otherwise change its relationship with the Company or establish any relationship with you or any of your affiliates for any business purpose deemed competitive with the business of the Company.

10. Non-Competition. To further preserve the Confidential Information, you agree that for twelve (12) months after employment ends (the “Restricted Period”), you will not work, directly or indirectly, as an employee, contractor, officer, owner, consultant, or director, in any business anywhere in the world that sells hosting and information technology services substantially similar to those services provided by the Company, namely (i) provisioning, hosting, management, monitoring, supporting, or maintenance of applications, computer servers (whether dedicated, shared or virtual) and network connectivity in a datacenter for remote use via the Internet, (ii) hosted email, storage, collaboration, computer, virtual networking and substantially similar services, and (iii) all substantially similar related services, all of the foregoing being defined for the purposes of this Agreement as “Hosting.” Provided, that the foregoing restriction shall not prevent Employee from becoming an employee of or contractor for a division of any Hosting company that does not provide Hosting services, as long as you do not, for the Restricted Period, perform services, (including but not limited to providing information, advice, strategy, recruiting or any other interaction with regard to business matters) for a division of such company that provides Hosting services. Notwithstanding the foregoing, you shall be permitted to acquire a passive stock or equity interest in such a business, provided that the stock or other equity interest acquired is not more than two percent (2%) of the outstanding interest in such business.

The Restricted Period outlined above will be tolled and will not run during any such time that you are in breach of the restrictive covenants in section 8, 9 and 10 , and once tolled will not begin to run again until such time as all violations have ceased.

You recognize that the restrictions in this section may substantially limit your future flexibility in many ways. You acknowledge you have received adequate consideration for the promises and restrictions set forth in this agreement. You agree to waive any objection to the validity of these restrictions and acknowledge that these limited prohibitions are reasonable as to time, geographical area and scope of activities to be restrained and that these limited prohibitions do not impose a greater restraint than is necessary to protect Rackspace’s goodwill, proprietary information and other business interests. You further agree that any breach of these covenants will result in irreparable damage and injury to Rackspace and that Rackspace will be entitled to injunctive relief in any court of competent jurisdiction without the necessity of posting any bond.

11. Management Investors’ Rights Agreements. In the event that you own, or subsequently acquire through the exercise of any vested options, common stock of Inception Topco, Inc. (the “Shares”), the parent company of Rackspace, you are bound by the terms of that certain Management Investors’ Rights Agreements, dated as of April 7, 2017 (the “MIRA”). Please be aware that if you own Shares, you will continue to be bound by the terms of the MIRA in all respects, including the obligation you (and/or your spouse and estate, as applicable) have, subject to the terms of the MIRA, to inform Rackspace upon the occurrence of certain events that may have implications on the ownership of the Shares, including divorce, death or bankruptcy. As long as you have the right to exercise vested options for the Shares, Rackspace will make available to you, on a confidential basis via secure website, certain periodic financial information with respect to Inception Topco, Inc. In order to receive this information you must provide your personal email address to                                              . Once your right to exercise any vested options has terminated, this periodic financial information may no longer be available to you (even if you own Shares). If you are a party to any equity grant agreements, you may have rights, obligations, and deadlines under the terms and conditions of those agreements.

12. Confidentiality. Except as provided below, you and Rackspace agree to maintain in confidence both the existence and terms of this Agreement. Rackspace may disclose the terms of this Agreement consistent with business necessity. You may disclose the existence and terms of this Agreement to your spouse or domestic partner and with your legal and or financial advisors or as otherwise required by law or governmental agency.

13. Section 409A.

a. General. You and Rackspace agree, to the extent applicable, this Agreement shall be interpreted in accordance with, and incorporate the terms and conditions required by, Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Department of Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof. It is intended that this Agreement will comply with Section 409A of the Code, and Department of Treasury guidance, including the exemptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions, and this Agreement shall administered accordingly, and interpreted and construed on a basis consistent with such intent. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any amounts payable hereunder will be taxable currently to the Employee under Section 409A(a)(1)(A) of the Code and related Department of Treasury guidance, the Company and the Employee shall cooperate in good faith to (i) adopt such amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that they mutually determine to be necessary or appropriate to preserve the intended tax treatment of the benefits provided by this Agreement, to preserve the economic benefits of this Agreement, and to avoid less-favorable accounting or tax consequences for the Company, and/or (ii) take such other actions as mutually determined to be necessary or appropriate to exempt the amounts payable hereunder from Section 409A of the Code or to comply with the requirements of Section 409A of the Code and thereby avoid the application of penalty taxes thereunder; provided, however, that this Section 13 does not create an obligation on the part of the Company to modify this Agreement or any other agreement, arrangement or plan and does not guarantee that the amounts payable hereunder will not be subject to interest or penalties under Section 409A, and in no event whatsoever shall the Company or any of its affiliates be liable for any additional tax, interest, or penalties that may be imposed on you as a result of Section 409A of the Code or any damages for failing to comply with Section 409A of the Code.

b. Separation from Service under Section 409A. Notwithstanding any provision to the contrary in this Agreement: (i) no Severance Payments shall be payable unless the termination of your employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations; (ii) if you are deemed at the time of your separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent that delayed commencement of any portion of the Severance Payments (after taking into account all exclusions applicable to such Severance Payment under Section 409A) is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of the Severance Payments shall not be provided to you prior to the earlier of (A) the expiration of the six-month period measured from the date of your “separation from service” with the Company (as such term is defined in the Department of Treasury Regulations issued under Section 409A) and (B) the date of your death; provided, that upon the earlier of such dates, all payments deferred pursuant to this Section 13(b) shall be paid to you in a lump sum, and any remaining Severance Payments shall be paid as otherwise provided herein; (iii) the determination of whether you are a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of your separation from service shall be made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including, without limitation, Section 1.409A-1(i) of the Department of Treasury Regulations and any successor provision thereto); (iv) for purposes of Section 409A of the Code, your right to receive installment payments of the Severance Payments shall be treated as a right to receive a series of separate and distinct payments; and (v) to the extent that any reimbursement of expenses or in-kind benefits constitutes “deferred compensation” under Section 409A, such reimbursement or benefit shall be provided no later than December 31 of the year following the year in which the expense was incurred. The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The amount of any in-kind benefits provided in one year shall not affect the amount of in-kind benefits provided in any other year. Reimbursements and in-kind benefits are not subject to liquidation or exchange for another benefit. The preceding provisions, however, will not be construed as a guarantee by the Company of any particular tax effect to you under this Agreement.

14. Tax Consequences. You acknowledge and agree that you are solely responsible for the tax consequences to you of any benefits conferred on you, or any payments made to you or on your behalf, under the terms of this Agreement. Rackspace has not made any representations to you concerning any possible tax consequences of any payments made pursuant to this Agreement.

15. Entire Agreement. This Agreement represents the entire agreement by and between the parties and there are no other agreements or understandings related to the subject matter herein other than the MIRA and your equity grant agreement(s), if any, which survive the end of your employment and continue in effect. This Agreement may not be changed except by written agreement signed by the parties.

16. Binding Heirs, Successors and Assigns. Except as herein expressly provided, the terms and provisions of this Agreement will inure to the benefit of and be binding upon the heirs, successors, assigns and legal representatives of the parties.

17. Arbitration. All claims and matters in question arising out of this Agreement or the relationship between the Parties, whether sounding in contract, tort, a statutory cause of action or otherwise, will be resolved by binding arbitration pursuant to the Federal Arbitration Act. Either Party, however, may bring an action in any court of competent jurisdiction to compel arbitration under this Agreement; enforce or vacate an arbitration award; or seek injunctive relief. This arbitration will be administered by the American Arbitration Association (“AAA”) in accordance with the National Rules for Resolution of Employment Disputes of the American Arbitration Association (“National Rules”) in effect at the time the dispute arose. There will be one arbitrator selected pursuant to the National Rules, unless the Parties agree on a different arbitration service. The arbitrator will issue a reasoned award within six (6) months of the filing of the arbitration notice. The Company will pay for your initial filing fee to the extent that it is more than a court filing.

18. Jurisdiction. The substantive laws of Texas govern this Agreement, and exclusive venue for any dispute will be Bexar County, Texas or in San Antonio, Texas.

19. Headings. The headings in this Agreement were used for administrative convenience only and will not be used in interpreting or construing the meaning of any provision.

20. Invalid Provision. If any provision of this Agreement is or may be held by a court of competent jurisdiction to be invalid, void, or unenforceable to any extent, the validity of the remaining parts, terms or provision of this Agreement will not be affected thereby, and such illegal or invalid part, term, or provision will be deemed not to be part of this Agreement. The remaining provisions will nevertheless survive and continue in full force and effect.

21. Interpretation. This Agreement will be construed as a whole according to its fair meaning. It will not be construed strictly for or against you. Unless the context indicates otherwise, the singular or plural number will be deemed to include the other. Captions are intended solely for the convenience of reference and will not be used in the interpretation of this Agreement.

22. Consideration of Agreement and Older Worker Benefit Protection Act. You acknowledge that you have been advised in writing by the Company that you should consult an attorney before executing this Agreement. You understand that you have twenty-one (21) calendar days from the date this Agreement is provided to you to decide whether to sign it. If you fail to sign and return this Agreement within twenty-one (21) days from the date that it was provided to you, all payment amounts offered in this Agreement are withdrawn and revoked automatically, and you will not be entitled to any payment or benefits that you are not otherwise entitled to under law. You may decide to sign this Agreement prior to the expiration of the twenty-one (21) day period. However, if you choose to do so, then you affirm that this is your voluntary choice.

23. Revocation Period. You understand and acknowledge that you have seven (7) calendar days following the date that you sign and return this Agreement to revoke your acceptance of the Agreement. This Agreement will not become effective and enforceable and the payment amounts offered in this Agreement will not become payable until after this revocation period has expired without revocation.

24. Counterparts. This Agreement may be executed in a number of identical counterparts, each of which for all purposes is deemed an original and all of which constitute collectively one Agreement.

25. Effective Date. This Agreement, if signed and returned to the Company, is effective and enforceable the later of: (i) your Employment End Date or (ii) seven (7) calendar days following the date it is signed and returned, if not revoked during the seven day period (the “Effective Date”).

26. Review by Employee. You acknowledge the following:

(1) That you carefully read this Agreement, and that you understood it;

(2) That you were advised and have had the opportunity to consult an attorney, at your expense, regarding the terms and meaning of this Agreement;

(3) That you understand your deadline of twenty-one (21) days, to consider whether to agree and accept this Agreement;

(4) That you understand that the Agreement is effective and enforceable on the Effective Date as defined above.

[SIGNATURE PAGE FOLLOWS]

PLEASE READ THIS AGREEMENT CAREFULLY AND CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT. IT INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS, INCLUDING CLAIMS BASED ON NEGLIGENCE. IF YOU WISH, YOU SHOULD TAKE ADVANTAGE OF THE FULL REVIEW PERIOD AFFORDED UNDER THIS AGREEMENT AND YOU SHOULD CONSULT AN ATTORNEY OF YOUR CHOOSING.

Employee:

By:	Louis Alterman (printed name)
	/s/ Louis Alterman (signature)	Date: 30 August 2019

Rackspace:

By:	Kelly Butler (printed name)
	/s/ Kelly Butler (signature)	Date: 31 August 2019
K Butler (title)
On Behalf of Rackspace

IF YOU AGREE AND SIGN THIS AGREEMENT, PLEASE RETURN A SIGNED COPY OF THE ENTIRE AGREEMENT TO THE CHIEF PEOPLE OFFICER OR GENERAL COUNSEL PRIOR TO THE DEADLINE.

EXHIBIT A

August 30, 2019

Louis Alterman

Rackspace US, Inc.

One Fanatical Way

San Antonio, Texas 78218

Re:	Equity Acceleration Agreement

Dear Louis:

Reference is hereby made to the following:

•	Separation Agreement, dated as of August 30, 2019, by and between you and Rackspace US, Inc. (the “Separation Agreement”);

•

Non-Qualified Stock Option Agreement, dated as of June 29, 2017, by and between you and Inception Topco, Inc. (the “Company”)( as amended by that certain Modification of Performance Options, dated as of November 6, 2018, the “Option Agreement”), pursuant to which you were granted (i) 26,667 Tranche A Options and (ii) 53,333 Tranche B Options (as each such term is defined in the Option Agreement); and

•

Restricted Stock Unit Agreement, dated as of November 28, 2018 (the “RSU Agreement”), by and between you and the Company, pursuant to which you were granted (i) 20,000 Tranche A RSUs and (ii) 20,000 Tranche B RSUs (as each such term is defined in the RSU Agreement).

Terms used herein but not defined herein have the meanings set forth in the Option Agreement or the RSU Agreement, as applicable.

Subject to the terms and conditions set forth in the Separation Agreement and your acknowledgment and acceptance of this letter agreement, as evidenced by your signature below, you and the Company hereby agree as follows:

1.

Notwithstanding the terms set forth in the Option Agreement, the Company hereby accelerates the vesting of 5,334 Tranche A Options (the “Accelerated Options”) such that the Accelerated Options will be deemed to vest on the Employment End Date (as defined in the Separation Agreement). As of the Employment End Date, you (i) will have an aggregate of 16,964 vested Tranche A Options (including the Accelerated Options), and (ii) hereby forfeit all unvested Options except as otherwise set forth below. All vested Options shall be exercisable in accordance with the terms of the Option Agreement.

2.

Notwithstanding the terms set forth in the RSU Agreement, the Company hereby accelerates the vesting of 4,000 Tranche A RSUs (the “Accelerated RSUs”) such that the Accelerated RSUs will be deemed to vest on the Employment End Date. As of the Employment End Date, you (i) will have an aggregate of 7,200 vested RSUs (including the Accelerated RSUs), and (ii) hereby forfeit all unvested RSUs except as otherwise set forth below. All vested RSUs shall be settled in accordance with the terms of the RSU Agreement.

3.	The fourth paragraph of Section 4(b) of the Option Agreement is hereby amended and restated in its entirety as follows:

If a Termination of Relationship occurs (x) prior to the occurrence of a Change in Control and (y) as a result of (A) a termination of the Optionee’s employment or other service relationship by the Company or its Subsidiaries without Cause, (B) the Optionee’s death, serious illness or Disability or (C) any resignation by the Optionee for Good Reason, (1) 100% of the unvested portion of the Tranche B Option (if any) shall remain outstanding and eligible to become a Vested Option during the 90 day period following such Termination of Relationship (the “90-Day Period”) upon achievement of the performance criteria set forth in Section 4(b) (after giving effect to Section 4(c)(i), if applicable) during such 90-Day Period, and (2) in the event that the performance criteria set forth in Section 4(b) (after giving effect to Section 4(c)(i), if applicable) are not met during such 90-Day Period, 50% of the unvested portion of the Tranche B Option (if any) shall remain outstanding and eligible to become a Vested Option during the 3-month period immediately following the expiration of the 90-Day Period (the “Additional Six Month Period”) upon achievement of the performance criteria set forth in Section 4(b) (after giving effect to Section 4(c)(i), if applicable) during the Additional Six Month Period, and in either case, any such portion that becomes a Vested Option shall remain outstanding pursuant to the provisions of Section 8(a) as if the Termination of Relationship occurred on the date of vesting; provided, that (I) 50% of the Tranche B Option which remains unvested as of 90-Day Period, (II) any portion of the Tranche B Option which remains unvested as of the end of the Additional Six Month Period, or (III) if earlier, after giving effect to the application of Section 4(c)(i) to the extent a Change in Control occurs and Apollo elects to give effect to Section 4(c)(i), shall be immediately forfeited; provided, further, that if a Change in Control occurs during such 90-Day Period or Additional Six Month Period, as applicable, and Apollo does not elect to give effect to Section 4(c)(i), any unvested portion of the Tranche B Option shall remain outstanding and the provisions of Section 4(b)(2) below (and not the provisions of Section 4(c)(ii)) will apply to such unvested portion of the Tranche B Option.

4.	Section 8(a) of the Option Agreement is hereby amended and restated in its entirety as follows:

(a)

Except as otherwise provided in Section 4(b)(2), following a Termination of Relationship, the Option shall automatically terminate without consideration and shall become null and void and be of no further force and effect upon the earliest of:

(i)	The tenth anniversary of the Grant Date; or

(ii)	The date it is determined that Optionee is a “Bad Leaver” (as defined in the Investor Rights Agreement).

5.	The fourth paragraph of Section 3(b) of the RSU Agreement is hereby amended and restated in its entirety as follows:

If a Termination of Relationship occurs (x) prior to the occurrence of a Change in Control and (y) as a result of (A) a termination of the Grantee’s employment or other service relationship by the Company or its Subsidiaries without Cause, (B) the Grantee’s death, serious illness or Disability or (C) any resignation by the Grantee for Good Reason, (1) 100% of the unvested portion of the Tranche B RSUs (if any) shall remain outstanding and eligible to become a Vested RSUs during the 90 day period following such Termination of Relationship (the “90-Day Period”) upon achievement of the performance criteria set forth in Section 3(b) (after giving effect to Section 3(c)(i), if applicable) during such 90-Day Period, and (2) in the event that the performance criteria set forth in Section 3(b) (after giving effect to Section 3(c)(i), if applicable) are not met during such

90-Day Period, 50% of the unvested portion of the Tranche B RSUs (if any) shall remain outstanding and eligible to become Vested RSUs during the 6-month period immediately following the expiration of the 90-Day Period (the “Additional Six Month Period”) upon achievement of the performance criteria set forth in Section 3(b) (after giving effect to Section 3(c)(i), if applicable) during the Additional Six Month Period; provided, that (I) 50% of the Tranche B RSUs which remain unvested as of 90-Day Period, (II) any portion of the Tranche B RSUs which remain unvested as of the end of the Additional Six Month Period, or (III) if earlier, after giving effect to the application of Section 3(c)(i) to the extent a Change in Control occurs and Apollo elects to give effect to Section 3(c)(i), shall be immediately forfeited; provided, further, that if a Change in Control occurs during such 90-Day Period or Additional Six Month Period, as applicable, and Apollo does not elect to give effect to Section 3(c)(i), any unvested portion of the Tranche B RSUs shall remain outstanding and the provisions of Section 3(b)(2) below (and not the provisions of Section 3(c)(ii)) will apply to such unvested portion of the Tranche B RSUs.

6.	Section 3(d) of the RSU Agreement is hereby amended by restating the proviso thereof in its entirety as follows:

provided, that, in the event that the Grantee experiences a Termination of Relationship for Cause or if it is later determined that the Grantee is a “Bad Leaver” (as defined in the Investor Rights Agreement), then all unvested RSUs then held by the Grantee (whether vested or unvested) shall immediately be forfeited.

7.

Neither Apollo nor any officer, director, employee or other representative of the Company or any of its affiliates had made, or is making, any representation and warranty to you (or any other person) regarding the likelihood or timing of a possible Change of Control, the achievement of any level of MOIC or any other fact or circumstance that could impact the vesting of your Tranche B Options and/or Tranche B RSUs. By your signature below, you hereby (i) acknowledge and accept the foregoing disclaimer of representations and warranties, and (ii) confirm that you are not relying on any such representation or warranty in making your decision to enter into this letter agreement or the Separation Agreement.

8.

Section 14 (Governing Law; Consent to Jurisdiction), 15 (Counterparts), 16 (Entire Agreement), 18 (Enforcement) and 19 (Waiver of Jury Trail) of the Option Agreement and the RSU Agreement shall apply to this letter agreement mutatis mutandis.

INCEPTION TOPCO, INC.

By:
Name:	Holly Windham
Title:	EVP, General Counsel

Acknowledged and Agreed this 30th day of August, 2019.

Louis Alterman